For Period ended 05/31/02                                             All Series
File Number 811-4019

Sub-Item 77K:  Changes in registrant's certifying accountant
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Effective for the fiscal year ending May 31, 2003,  based on the  recommendation of the Trust's Audit Committee, the Trust's Board of Trustees determined not to retain KPMG LLP as the Fund's independent auditor and voted to appoint Ernst & Young LLP. KPMG has served as the Fund's independent auditor since the Funds' inception. From inception through the fiscal year ended May 31, 2002, KPMG's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the periods that KPMG served as the Funds' independent auditor, there were no disagreements between the Funds and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.